UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): January 6, 2014

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 849-9500

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material definitive Agreement

Our compensation committee, effective January 6, 2014, has awarded a salary increase to Scott R. Wallace president of our Homeowners Choice insurance division, raising his annual base salary from $300,000 to $350,000 and effectively amending his employment agreement.

Our compensation committee, effective January 6, 2014 has also awarded a salary increase to our chief financial officer Richard R. Allen, raising his annual base salary from $158,000 to $250,000 and effectively amending his employment agreement.

Item 5.02 Compensatory Arrangements of Certain Officers

See Item 1.01 for compensatory arrangements of Scott R. Wallace and Richard R. Allen.

On January 23, 2014, our compensation committee established a cash bonus plan for our chief executive officer, Paresh Patel. The plan is a sub-plan under and is subject to the terms and conditions of our 2012 Omnibus Incentive Plan. To qualify for the bonus the company, on a consolidated basis, for the one year period beginning December 1, 2013 and ending November 30, 2014, must have earnings before interest and the provision for income taxes of at least $62.5 million after excluding this bonus; any gains or losses from the sale of assets outside the ordinary course of business; any gains or losses from discontinued operations; any extraordinary gains or losses; the effects of accounting changes; any unusual, nonrecurring, transitional, one-time or similar items or charges; and the diluted impact of goodwill on acquisitions.

If that performance goal is met, Mr. Patel will qualify for a cash bonus equal to 3.25% of earnings before interest and the provision for income taxes for the annual period described above, adjusted as described above. The compensation committee has the discretion to reduce the bonus amount. Mr. Patel has agreed that in the event the company is required to restate its financial statements due to material noncompliance with any financial reporting requirement he will repay any portion of this bonus compensation that would not have been awarded under the restated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 24, 2014.

HCI GROUP, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.